Exhibit 99.1

Speedus Announces Compliance with Nasdaq Marketplace Rules 5250(c)(1) and 4350(b)(1)(B), and Receipt of Noncompliance Notification Related to Nasdaq Marketplace Rule 5550

October 20, 2009 (Freehold, NJ): Speedus Corp. (NASDAQ: SPDE) ("Company") today announced that on October 13th, 2009, it filed its Form 10-K for the year ended December 31, 2008, its Form 10-Q for the period ended March 31, 2009, and its Form 10-Q for the period ended June 30, 2009.  As a result of these filings, Company received a letter from Nasdaq indicating that Company is now compliant with Nasdaq's Marketplace Rule 5250(c)(1). Accordingly, this matter is now closed.

In addition, the Company is making an announcement to comply with Nasdaq Marketplace Rule 4350(b)(1)(B) which requires separate disclosure of receipt of an audit opinion containing a going concern emphasis. This announcement does not represent any change or amendment to the Company`s financial statements or to its Annual Report on Form 10-K for the year ended December 31, 2008. The consolidated financial statements of the Company do not include any adjustments related to the going concern opinion and have been prepared under the assumption that the Company will continue as a going concern.

As a result of the abovementioned filings, Company received notification on October 14, 2009 that Nasdaq Capital Market requires that Company comply with the Nasdaq Listing Rule 5550 which includes requirements that Company have either a minimum $2.5 million in stockholders' equity, a $35 million market capitalization or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.  Company will submit a plan to regain compliance with this rule by October 29, 2009. If the plan is accepted by Nasdaq, Nasdaq has the authority to allow up to 105 days from October 14, 2009, the date of the original notification, for Company to regain compliance.

About Speedus Corp.

Additional information on Speedus Corp. may be obtained at www.speedus.com or by contacting Peter Hodge at 888-773-3669 (ext. 23) or phodge@speedus.com.

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Statements contained herein that are not historical facts, including but not limited to statements about the Company's product, corporate identity and focus, may be forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company, including, but not limited to, the continuing development of the Company's sales, marketing and support efforts.